                                                                    Exhibit 3.47
                          CERTIFICATE OF INCORPORATION

                                       OF

                            ONEX OHIO FUNDS CORP. II


                  1.  The name of the corporation is Onex Ohio Funds
Corp. II.

                  2. The address of the corporation's registered office in Delaware is 15 East North Street, Dover (Kent County), Delaware 19901. United Corporate Services, Inc. is the corporation's registered agent at that address.

                  3. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                  4. The corporation shall have authority to issue a total of 1,000 shares of common stock of the par value of $.01 per share.

                  5. The name of the sole incorporator is Mark S. Kingsley and his mailing address is c/o Kaye, Scholer, Fierman, Hays & Handler, 425 Park Avenue, New York, New York 10022.

                  6. The Board of Directors shall have the power to make, alter or repeal the by-laws of the corporation.

                  7. The election of the Board of Directors need not be by written ballot.

                  8. The corporation shall indemnify to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware as amended from time to time each person who is or was a director or officer of the corporation and the heirs, executors and administrators of such a person.

                  9. No director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission occurring subsequent to the date when this provision becomes effective, except that he may be liable (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

                  10. The corporation elects not to be governed by Section 203 of the Delaware General Corporation Law.

Dated:            December 29, 1993

                                                  /s/ Mark S. Kingsley
                                                  --------------------
                                                      Mark S. Kingsley
                                                      Sole Incorporator



                                        2